UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor

New York, NY 10001

(Address of Principal Executive Offices)

(855)423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On September 21, 2012, Augme Technologies, Inc. (the “Company”) reported that Mr. Phil Rapp resigned as the Company’s Executive Vice President of Strategic Planning.  The Company also reported that, in conjunction with his resignation, the Company and Mr. Rapp entered into a Severance and General Release Agreement (the “Original Agreement”).

On October 15, 2012, Mr. Rapp and the Company entered into an amendment to the Original Agreement.  The purpose of the amendment was to include Geos Communications IP Holdings, Inc. as a party to the Original Agreement and to correct information relating to the period of time that Mr. Rapp has to exercise an option for the purchase of 347,222 shares of the Company’s common stock at a price of $1.30 per share.  The Original Agreement indicated that Mr. Rapp had a period of three months from the date of his separation from service to exercise the option, however the option was not granted from the Company’s 2010 Incentive Stock Option Plan, which imposes this limitation.  Instead, the right to exercise the option will expire in accordance with the terms of the Stock Option Agreement dated August 12, 2010.  The Stock Option Agreement states that the right to purchase the shares of common stock subject to the option will expire on the day immediately preceding the 5th anniversary of the date of grant, which was August 12, 2010.

A copy of the amendment to the Original Agreement is attached to this current Report on Form 8-K as Exhibit 10.1.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1	Amendment to Severance and General Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: October 18, 2012	By:	/s/ Robert F. Hussey
Robert F. Hussey Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Severance and General Release Agreement